SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                     PACIFIC NORTHWEST BANCORP COMPANY, INC.
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                        [PACIFIC NORTHWEST BANCORP LOGO]

                                March 21, 2003

Dear Shareholder:

     You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Tuesday, April 22, 2003, at 2:00 p.m. (Pacific Standard Time) at the Seattle Art Museum Main Auditorium, 100 University, Seattle, Washington.

     The Notice of Annual Meeting of Shareholders and Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

     Your vote is important. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the meeting in person, you may vote your shares by internet or telephone as described in the following materials or by completing and signing the proxy card and promptly returning it in the envelope provided.

     We look forward to seeing you at the meeting.

                                        Sincerely,

                                        /s/ Patrick M. Fahey

                                        Patrick M. Fahey
                                        President and Chief Executive Officer

                                VOTING METHODS

     If you are a shareholder of record, hold shares through a Pacific Northwest Bancorp stock benefit plan, or through a broker or bank, you may vote your shares through the Internet, by telephone or by mail. You may also revoke your proxy any time before the Annual Meeting. Voting through the Internet or by telephone will help the Company save administrative and postage costs. You may vote through the Internet or by telephone 24 hours a day until 11:59 p.m., Eastern Standard Time, on April 21, 2003. To vote:

BY INTERNET

     o Go to the Web site provided on the enclosed proxy card, 24 hours a day, seven days a week.

     o Enter the control number shown on the proxy card or electronic notification when prompted.

     o  Follow the simple instructions.

BY TELEPHONE

     o On a touch-tone telephone, call toll-free the number printed on the enclosed proxy card or electronic notification, 24 hours a day, seven days a week.

     o Enter the control number shown on the proxy card or electronic notification when prompted.

     o  Follow the simple recorded instructions.

BY MAIL

     o  Mark your selections on the proxy card.

     o  Date and sign your name exactly as it appears on your proxy card.

     o  Mail the proxy card in the enclosed postage-paid envelope.

     If your shares are held in an account with a broker, bank or other third party (in "street name"), you will receive instructions from that third party (who is the holder of record) that you must follow in order for your shares to be voted.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

--------------------------------------------------------------------------------

                 E-DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

 Pacific Northwest Bancorp is pleased to offer shareholders the choice to receive future annual reports and proxy materials electronically over the Internet instead of receiving paper copies through the mail. This will save Pacific Northwest Bancorp the costs of printing and mailing them. Whether you hold shares registered directly in your name ("registered shareholders"), through a Pacific Northwest Bancorp stock plan, or through a broker or bank ("street name shareholders"), you can enroll at the Web site www.investordelivery.com.

--------------------------------------------------------------------------------

                            PACIFIC NORTHWEST BANCORP

                              ---------------------

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS

                              ---------------------

TIME ...................... 2:00 p.m., Pacific Standard Time, on Tuesday, April 22, 2003

PLACE ..................... Seattle Art Museum Main Auditorium
                            100 University
                            Seattle, Washington

ITEMS OF BUSINESS ......... 1. To elect three directors to hold office until the 2006 annual meeting of shareholders.

                            2. To adopt the Pacific Northwest Bancorp 2003 Long-Term
                            Stock Incentive Plan.

                            3. To take action on any other business that may properly be considered at the meeting or any adjournment thereof.

RECORD DATE ............... You may vote at the meeting if you were a shareholder of record at the close of business on February 28, 2003.

VOTING BY PROXY ........... If you cannot attend the meeting, you may vote your shares by telephone or over the Internet, or by completing and promptly returning the enclosed proxy card in the envelope provided.
                            Telephone and Internet voting procedures are described in
                            General Information About The Meeting And Voting on the
                            following pages, and on the proxy card provided to you.

ANNUAL REPORT ............. Pacific Northwest Bancorp's 2002 Annual Report and 2002
                            Financial Information, which are not part of the proxy soliciting material, are enclosed.

                                        By Order of the Board of Directors,

                                        /s/ Cynthia Mason

                                        Cynthia Mason
                                        Secretary

   This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed on or about March 21, 2003.

                            PACIFIC NORTHWEST BANCORP
                                1111 Third Avenue
                            Seattle, Washington 98101

                              ---------------------

                                 PROXY STATEMENT
                         Annual Meeting of Shareholders
                                 April 22, 2003

                              ---------------------

     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pacific Northwest Bancorp (the "Company") of proxies to be voted at the Company's Annual Meeting of Shareholders to be held on Tuesday, April 22, 2003, and at any adjournment of the meeting.

                GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the meeting?

     The Board of Directors of the Company ("Board") has set February 28, 2003, as the record date for the meeting. If you were the owner of Company common stock at the close of business on February 28, 2003, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including:

     o Shares held for you in an account with a broker, bank or other nominee (shares held in "street name") or

     o Shares credited to your account in the Company's Amended and Restated Pacific Northwest Bancorp Employee Stock Ownership Plan/Money Purchase Pension Plan (the "ESOP/MPP Plan").

     Each share of your common stock has one vote on each matter to be voted on.

How many shares must be present to hold the meeting?

     A majority of the Company's outstanding common shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. On the record date, there were 16,869,884 shares of Company common stock outstanding. Shares are counted as present at the meeting if you:

     o  Are present and vote in person at the meeting; or

     o Have properly submitted a proxy card or voted over the Internet or by telephone.

What proposals will be voted on at the meeting?

     There are two proposals scheduled to be voted on at the meeting:

     o Election of three directors to hold office until the 2006 Annual Meeting of Shareholders; and

     o The adoption of the Pacific Northwest Bancorp 2003 Long-Term Stock Incentive Plan.

How many votes are required to approve each proposal?

     The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. The affirmative vote of a majority of the votes cast at the meeting is required to approve the adoption of the 2003 Long-Term Stock Incentive Plan.

How are votes counted?

     You may either vote "FOR" or "WITHHOLD" authority to vote for each nominee for the Board of Directors. If you withhold authority to vote for the election of directors, your shares will not be voted with respect to the director or directors identified. If you just sign and submit your proxy card without voting instructions, your shares will be voted "FOR" each director nominee.

     If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a "broker non-vote." Shares for which there is a broker non-vote are not considered as entitled to vote on the proposal in question. This reduces the number of shares needed to approve the proposal.

How does the Board recommend that I vote?

     The Board recommends that you vote your shares "FOR" each of the director nominees and "FOR" adoption of the 2003 Long-Term Stock Incentive Plan.

How do I vote my shares without attending the meeting?

     Whether you hold shares directly, in a Pacific Northwest Bancorp stock plan or in street name, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record or hold shares through a Pacific Northwest Bancorp stock plan, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. If you are a shareholder of record or hold stock through a Pacific Northwest Bancorp stock plan, you may vote:

     o By Internet or Telephone - If you have Internet or telephone access, you may submit your proxy by following the "Vote by Internet" or "Vote by Telephone" instructions on the proxy card. If you vote by Internet or telephone, you do not need to return your proxy card.

     o By Mail - You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

     For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by Internet or telephone. If you provide specific voting instructions by Internet, telephone or mail, your shares will be voted by your broker or nominee as you have directed.

     Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Standard Time, on April 21, 2003.

How do I vote my shares in person at the meeting?

     If you are a shareholder of record, to vote your shares at the meeting you should bring the enclosed proxy card or proof of identification. You may vote shares held in street name at the meeting only if you obtain a signed proxy card from the record holder (broker or other nominee) giving you the right to vote the shares.

     Even if you plan to attend the meeting, we encourage you to vote by mail, telephone or Internet so your vote will be counted even if you later decide not to attend the meeting.

What does it mean if I receive more than one proxy card?

     It means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card or, if you vote by telephone or Internet, vote once for each proxy card you receive.

May I change my vote?

     Yes. Whether you have voted by mail, telephone or Internet, you may change your vote and revoke your proxy card by:

     o Sending a written statement to that effect to the Secretary of the Company;

     o  Submitting a properly signed proxy card with a later date;

     o  Voting by telephone or Internet at a later time; or

     o  Voting in person at the Annual Meeting.

What are "the Bank" and "Original Pacific Northwest Bank"?

     The term "the Bank" as used in this Proxy Statement refers to Pacific Northwest Bank, the wholly-owned bank subsidiary of Pacific Northwest Bancorp. The term "Original Pacific Northwest Bank" as used in this Proxy Statement refers to the commercial bank subsidiary of the Company that used the Pacific Northwest Bank name prior to the merger of all the subsidiaries.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

Directors and Nominees

     The Board of Directors is divided into three classes approximately equal in size. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. C. Stephen Lewis, Daniel J. Durkin and Robert D. Kraus have been nominated by the Board of Directors to stand for election at the 2003 Annual Meeting to serve until the 2006 Annual Meeting or until their successors are elected and qualified. C. Stephen Lewis has served on the Board of Directors since 1988. Daniel J. Durkin and Robert D. Kraus were elected to the Board of Directors of the Company in November 2002, following the acquisition by the Company of Bank of the Northwest. Mr. Durkin and Mr. Kraus formerly served on the Board of Directors of Bank of the Northwest.

     All the nominees have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute nominee designated by the Board, unless a contrary instruction is indicated on the proxy.

             NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS ENDING 2006

DANIEL J. DURKIN                                                    New Director

     Daniel J. Durkin, age 61, was appointed to the Company's Board of Directors following the Company's acquisition of Bank of the Northwest in 2002, and serves as the Vice Chairman of the Company and the Bank and Chairman of the Oregon Advisory Board of Pacific Northwest Bank. Mr. Durkin is currently employed by the Bank to advise and consult with the Chief Executive Officer of the Bank on development and expansion of the Bank in the Oregon market. From July 2000 through the date of the acquisition of Bank of the Northwest by the Company, Mr. Durkin served as Chairman of the Board and Chief Executive Officer of Bank of the Northwest. Mr. Durkin served as the President and Senior Credit Officer of Bank of the Northwest from the date Bank of the Northwest was formed in 1996 until his appointment as Chairman of the Board and Chief Executive Officer of Bank of the Northwest in July 2000. Mr. Durkin was a co-founder of Bank of the Northwest.

ROBERT D. KRAUS                                                     New Director

     Robert D. Kraus, age 63, was appointed to the Company's Board of Directors following the Company's acquisition of Bank of the Northwest in 2002. Prior to the acquisition of Bank of the Northwest by the Company in 2002, Mr. Kraus served as a director of Bank of the Northwest. Prior to his retirement in 1998, Mr. Kraus served as Executive Vice President and Regional Director for Salomon Smith Barney.

C. STEPHEN LEWIS                                             Director since 1988

     C. Stephen Lewis, age 60, is a consultant to the Weyerhaeuser Company, working on proprietary building systems. Mr. Lewis retired in September 2001 from the position of President and Chief Executive Officer of Weyerhaeuser Real Estate Company, a real estate construction and development subsidiary of Weyerhaeuser Corporation.

                 THE BOARD RECOMMENDS A VOTE FOR THESE NOMINEES.

                    DIRECTORS CONTINUING IN OFFICE UNTIL 2005

GARY M. BOLYARD                                              Director since 1996

     Gary M. Bolyard, age 67, served as a director of Original Pacific Northwest Bank and Kittitas Valley Bank until they were merged into the Bank in 2000. Mr. Bolyard served as an executive officer of the Company and the Bank between August 1996 and his retirement on June 30, 1999. Prior to that time, he was the President, Chief Executive Officer and a director of Central Bancorporation and Central Washington Bank and a director of North Central Washington Bank.

PATRICK M. FAHEY                                             Director since 1998

     Patrick M. Fahey, age 60, is President and Chief Executive Officer of the Company and Chairman, and Chief Executive Officer of the Bank, positions he has held since April 2000. Mr. Fahey also served as President of the Bank until February 27, 2003. From June 1998 until April 2000, Mr. Fahey served as Vice Chairman/Commercial Banking of the Company. Mr. Fahey served as Chairman, President and Chief Executive Officer of Original Pacific Northwest Bank from 1988 until that company was merged into the Bank in 2000 and as a director of Kittitas Valley Bank and Bank of Tukwila until they were merged into the Bank in 2000. Mr. Fahey has served on the board of directors of Premera Blue Cross since 1999.

CLARK H. MOCK                                                Director since 1993

     Clark H. Mock, age 66, is retired. From May 1993 through 2002 Mr. Mock served as a management consultant in banking and real estate. Prior to May 1993, Mr. Mock served as an Executive Vice President and Chief Credit Officer of Seattle First National Bank. Mr. Mock's career with Seattle First National Bank covered all phases of credit administration together with the disposition of problem loans and assets.

STEPHEN M. WALDEN                                            Director since 1988

     Stephen M. Walden, age 59, has served as the Chairman of the Company since April 2000. Mr. Walden served as President and Chief Executive Officer of the Company and the Bank from January 1990 until April 2000. Mr. Walden served as a director of Original Pacific Northwest Bank and Kittitas Valley Bank, until they were merged into the Bank in 2000. Mr. Walden also served as a member of the board of directors of the Federal Home Loan Bank of Seattle from January 1998 until December 31, 2002.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2004

LARRY CARLSON                                   Director since 1996

     Larry Carlson, age 70, is an attorney at law. In January 1997 Mr. Carlson terminated his ownership relationship in the law firm of Carlson, Drewelow, McMahon & Kottkamp, Inc. P.S. in Wenatchee, Washington. He is currently involved in real estate development and serves as a director of Land Title of Chelan Douglas County, Inc. Mr. Carlson previously served on the board of directors of Central Bancorporation and Central Washington Bank.

MICHAEL T. CRAWFORD                                          Director since 1994

     Michael T. Crawford, age 64, is Vice President of Miles Sand and Gravel with which he has been associated since 1979. He formerly served as Vice President, General Manager of Concrete Nor'West, a subsidiary of Miles Sand and Gravel.

JEAN GORTON                                                  Director since 1991

     Jean Gorton, age 68, is a consultant to Trillium Corporation, Bellingham, Washington, a land development and resource management firm. Ms. Gorton has been associated with Trillium Corporation since 1983 and retired as Senior Vice President of Planning in July 1998. She served as a loaned executive to the College of Business and Economics at Washington State University in Pullman, Washington from 1996 through July 1998.

BETTY WOODS                                                  Director since 2002

     Betty Woods, age 64, retired in 2000 as Vice Chairman and Chief Executive Officer of Premera Blue Cross, after having served as Chief Executive Officer since 1993. Ms. Woods served as a director of Original Pacific Northwest Bank from 1996 until it was merged into the Bank in 2000 and currently serves as a director of Beckman Coulter, Inc. and as Chair of the Western Washington University Board of Trustees.

Board Committees and Meetings

     During the fiscal year ended December 31, 2002 the Board of Directors held nine meetings. The Board has an Executive/Governance Committee, an Audit/Compliance Committee (the "Audit Committee") and a Compensation/Stock Option Committee (the "Compensation Committee"). During the fiscal year ended December 31, 2002 each Board member attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served and that were held during the period for which he or she was a Board or Committee member, with the exception of Gary Bolyard who missed three Board meetings and five Committee meetings for medical reasons.

     The Executive/Governance Committee addresses all matters of corporate governance. The Executive Governance Committee also recommends to the Board criteria for selecting new Directors, nominees for Board memberships, and whether a Director should be invited to stand for re-election. The Executive/ Governance Committee meets on an as-needed basis.

     The Audit Committee meets at least quarterly with the Company's management and independent auditors to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, recommend selection of independent auditors to the Board and receive and consider the auditors' comments as to controls, and procedures in connection with audit and financial reporting controls.

     The Compensation Committee acts as an ongoing advisory group to the Board on executive compensation policies and procedures and other compensation-related items that are corporate in nature (i.e., company-wide performance bonus plans, stock option plans, benefit plans, etc.). All compensation paid to employees is paid by the Bank, with the exception of Mr. Walden's salary which is paid by the Company. The Compensation Committee also administers the 1996 Outside Directors Stock Options-For-Fees Plan.

     The Loan Committee meets before each Board Meeting or on an "as-needed" basis. The Loan Committee reviews credit relationships at or above designated limits, and approves relationships where the aggregate balance exceeds the designated "house limit" of the Bank. The Loan Committee also reviews various Executive Summary Reports and reviews management recommendations for loan loss reserve allocations. Upon review they are then presented to the full Board for approval.

     The following table summarizes the membership of the Board and each of its committees (including the Compensation Committee of the Bank) as well as the number of times each met during fiscal 2002.

                                                     Executive/      Audit/
                                           Board     Governance    Compliance    Compensation*    Loan*
                                           -----     ----------    ----------    -------------    ------
Mr. Bolyard ............................   Member                       **                        Member
Mr. Carlson ............................   Member      Member         Chair
Mr. Crawford ...........................   Member                    Member         Chair
Mr. Durkin*** ..........................   Member                                                 Member
Mr. Fahey ..............................   Member      Member                                     Member
Ms. Gorton .............................   Member                    Member         Member
Mr. Kraus*** ...........................   Member                    Member
Mr. Lewis ..............................   Member       Chair                       Member
Mr. Mock ...............................   Member                    Member                        Chair
Mr. Olson ..............................   Member                    Member                       Member
Mr. Walden .............................    Chair      Member                                     Member
Ms. Woods ..............................   Member      Member                       Member
 Number of Fiscal 2002 Meetings.........     9           10            7              6             11

------------

*    The Compensation and Loan Committees are committees of the Bank only.

** Mr. Bolyard attends the Audit/Compliance Committee Meetings in an advisory capacity only.

*** Mr. Durkin and Mr. Kraus became members of the Board of Directors on November 13, 2002, and were appointed to the Loan and Audit/Compliance committees, respectively, on December 17, 2002.

Director Compensation

     Outside Director Compensation has three components: An annual retainer, a board meeting fee and a committee fee.

     Each Outside Director has the option to receive their annual retainer: (1) in cash payable quarterly; or (2) one-half in cash ($5,000) payable quarterly and one-half in an option to purchase for $15,000 a number of shares determined by dividing 15,000 by the share price on the date of the grant; or (3) in an option to purchase for $30,000 a number of shares determined by dividing 30,000 by the share price on the date of the grant.

     In addition to the annual retainer, each Outside Director of the Company receives a board meeting fee of $1,000 per meeting unless the meeting is convened by telephone in which case the fee is $500. Each committee member receives $600 per meeting attended unless the meeting is held on the same day as the Board meeting in which case the committee member receives $300 per meeting with the exception of the members of the Bank loan review committee who receive a committee fee of $600 per meeting regardless of when the meeting is held. Committee chairpersons receive an additional $200 per meeting.

     Outside Directors are also entitled to receive a $1,000 Board meeting fee ($500 if convened by telephone) for meetings of the Board of Directors of the Bank if held on a different day than the Board of Directors meeting of the Company. In 2002, all Board meetings of the Company and the Bank were held on the same day.

     Stephen M. Walden serves as Chairman of the Board of the Company, a non-executive officer position, under the terms of an employment agreement which expires on April 17, 2003. For serving as Chairman,

Mr. Walden receives $5,500 per month. In 2002, Mr. Walden, as an employee of the Company, also received a contribution to the Company's ESOP/MPP Plan in the amount of $3,300. Mr. Walden does not receive any additional compensation for serving as a member of the Board pursuant to the Director Plan or otherwise.

     Neither Mr. Fahey nor Mr. Durkin receive any compensation for serving as members of the Board of Directors.

        PROPOSAL 2 -- ADOPTION OF THE 2003 LONG-TERM STOCK INCENTIVE PLAN

     There will be presented to the meeting a proposal to adopt the 2003 Long-Term Stock Incentive Plan (the "Plan"). The Plan will replace the Amended and Restated 1993 Incentive Stock Option Plan which, by its terms, expired on December 31, 2002, and the 1996 Outside Directors Stock Options-for-Fees Plan, under which no further options will be granted upon approval of this Plan. The Board of Directors believes stock options and other stock-based incentives play an important role in retaining the services of outstanding personnel and in encouraging such persons to have a greater financial investment in the Company. The Board of Directors has approved the 2003 Long-Term Stock Incentive Plan and directed that it be submitted to shareholders for approval.

     The proposed Plan is set forth in Exhibit A. Primary aspects of the proposed Plan are as follows:

General Information

     Plan Administration. The Plan is administered by the Compensation Committee of the Board of Directors, which is comprised of non-employee directors (the "Committee"). The Committee establishes the terms and conditions of awards granted under the Plan, subject to certain limitations in the Plan. The Committee may delegate to the CEO or other executive officers of the Company certain authority under the Plan, including the authority to grant awards to eligible employees who are not officers subject to Section 16 of the Securities Exchange Act of 1934.

     Participants. The Committee may grant incentive stock options under the Internal Revenue Code of 1986, nonqualified stock options, stock appreciation rights, performance share awards and restricted stock grants to all employees, directors and consultants, or other persons who perform services for the Company. No participant may receive grants under this Plan in any given year which, singly or in the aggregate, cover more than 60,000 shares of Company Common Stock. Grants of Performance Share Awards and Restricted Stock are limited to 15% of the shares of Common Stock reserved for issuance under the Plan.

     Shares Available. The aggregate number of shares of the Company's Common Stock that may be issued or transferred to grantees under the Plan shall not exceed 1.4 million shares of Company Common Stock. No further options or other benefits are to be granted under the Amended and Restated 1993 Incentive Stock Option Plan or the 1996 Outside Directors Stock Options-for-Fees Plan; provided, however, that any outstanding options or other benefits under such plans may be exercised in accordance with the terms of such plans. If there is a stock split, stock dividend or other relevant change affecting the Company's shares. appropriate adjustments will be made in the number of shares that may be issued or transferred in the future and in the number of shares and price of all outstanding grants made before such event. If, shares under a grant are not issued or transferred, those shares would again be available for inclusion in future grants.

Grants Under the Plan

     Stock Options. The Committee may grant options qualifying as incentive stock options under the Internal Revenue Code of 1986, other statutory stock options and nonqualified stock options. The term of an option shall be fixed by the Committee, but shall not exceed ten years. The option price shall not be less than the fair market value of the Company's Common Stock on the date of grant.

     Stock Appreciation Rights. The Committee may grant stock appreciation rights ("SARs") either singly or in combination with an underlying stock option under the Plan. The term of a SAR shall be fixed by the Committee. SARs entitle the grantee to receipt of the same economic value that would have been derived from exercise of an option. Payment may be made in cash, in shares or a combination of both at the discretion of the Committee. If a SAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares would terminate.

     Performance Share Awards. The Committee may grant Performance Share Awards under which payment may be made in shares of the Company's Common Stock, a combination of shares and cash or cash if the performance of the Company or the participants selected meet certain goals established by the Committee during an award period. The Committee would determine the goals, the length of an award period, the maximum payment value of an award and the minimum performance required before a payment would be made. The Committee may revise the goals and the computation of payment at any time to account for unforeseen events which occur during an award period and which have a substantial effect on the performance of the Company or the selected participants.

     Restricted Stock Grants. The Committee may also award shares under a Restricted Stock Grant. The grant would set forth a restriction period during which the grantee must remain in the employ of the Company in order to retain the shares under grant. If the grantee's employment terminates during the period, the grant would terminate and the grantee would be required to return the shares to the Company. However, the Committee may provide complete or partial exceptions to this requirement as it deems equitable. The grantee could not dispose of the shares prior to the expiration of the restriction period. During this period, the grantee would be entitled to vote the shares and, at the discretion of the Committee, receive dividends. Each certificate would bear a legend giving notice of the restrictions in the grant.

U.S. Federal Income Tax Consequences

     Following is an explanation of the U.S. federal income tax consequences for optionholders who are subject to tax in the United States.

     Stock Options. The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or in a deduction for the Company.

     The exercise of a nonqualified stock option would result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

     The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise, and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant and through and until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

     If the grantee disposes of the shares prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

     SARs and Performance Share Awards. The grant of a SAR or a Performance Share Award would not result in income for the grantee or in a deduction for the Company. Upon the exercise of a SAR or the receipt of shares or cash under a Performance Share Award, the grantee would recognize ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding would be required.

     Restricted Stock Grants. The grant of Restricted Stock should not result in income for the grantee or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Company. If there are no such restrictions, the grantee would recognize ordinary income upon receipt of the shares. Dividends paid to the grantee while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee would receive ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding would be required.

Other Information

     Upon approval by the Company's shareholders, the Plan will be effective on January 28, 2003 and will terminate on January 27, 2013, unless terminated earlier by the Board of Directors or extended by the Board with the approval of the shareholders. The Board may amend the Plan as it deems advisable but, if the Securities Exchange Act of 1934 requires the Company to obtain shareholder approval, then such approval will be sought. No adjustments or reductions of the exercise price of options granted under the Plan shall be made, by cancellation of outstanding options and the subsequent regranting of options at a lower price, without shareholders' approval. Options are not assignable or transferable except for limited circumstances upon death, or pursuant to rules that may be adopted by the Committee. The Committee may establish rules and procedures to permit an optionholder to defer recognition of gain upon the exercise of a stock option.

     Participants who will participate in the Plan in the future and the amounts of their allotments are to be determined by the Committee subject to any restrictions outlined above. Since no such determinations have yet been made, it is not possible to state the terms of any individual options which may be issued under the Plan or the names or positions of, or respective amounts of the allotments to, any individuals who may participate.

                 THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following chart shows the number of shares of the Company's common stock beneficially owned as of February 28, 2003, by the Company's directors and nominees for director, executive officers identified in the Summary Compensation Table and all directors and executive officers as a group. As of that date, the Company was not aware of any shareholder owning 5% or more of the Company's common stock.

                                                                                               % of
                                                                     Number of Shares         Shares
Name                                                              Beneficially Owned(1)     Outstanding
----                                                              ---------------------     -----------
Directors:
Gary M. Bolyard ..............................................        81,737(2)                   *
Larry Carlson ................................................        51,169(3)                   *
Michael T. Crawford ..........................................        13,971                      *
Daniel J. Durkin .............................................       113,388(4)                   *
Jean Gorton ..................................................        13,545                      *
Robert K. Kraus ..............................................         8,717                      *
C. Stephen Lewis .............................................        34,192                      *
Clark H. Mock ................................................         5,875                      *
Russel E. Olson ..............................................        10,971                      *
Stephen M. Walden ............................................       384,745(5)(6)             2.27%
Betty Woods ..................................................        13,005                      *
Executive Officers:
Patrick M. Fahey ** ..........................................       353,214(5)(7)             2.08%
George P. Brace(8) ...........................................        63,122(9)                   *
Kim S. Brace(8) ..............................................        69,910(10)                  *
Bette J. Floray ..............................................        23,240(5)                   *
Charles A. Foisie ............................................        27,520                      *
David H. Straus ..............................................        55,238(5)(11)               *
All executive officers and Directors as a group (18) .........     1,383,116(12)               7.96%

------------

*    Less than 1% of shares outstanding.

**   Mr. Fahey also serves as a director of the Company.

(1) The amounts shown also include the following amounts of common stock which the indicated individuals have the right to acquire within 60 days of February 28, 2003, through the exercise of stock options granted pursuant to the Company's stock option plans: Mr. Carlson 1,471, Mr. Crawford 1,846, Mr. Durkin 74,611, Mr. Kraus 1,025, Ms. Floray 19,402, Ms. Gorton 1,096, Mr. Lewis 2,192, Mr. Mock 375, Mr. Olson 750, Mr. Fahey 114,750, Ms. Woods 2,005, Mr. Walden 111,000, Mr. Straus 22,403, Mr. Brace 16,281, Ms. Brace
     27,066, Mr. Foisie 24,430, and one other executive officer 53,353. Shares held in accounts under the Company's ESOP/MPP Plan, as to which the holders have voting power but not investment power, are also included as follows:
     Mr. Fahey 5,397, Ms. Floray 488, Mr. Walden 41,333, Mr. Straus 5,472, Mr. Brace 4,471, Ms. Brace 4,625, and Mr. Foisie 1,090.

     In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this chart, of any shares of common stock if he or she has voting and/or investment power with respect to such security. The chart includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the chart possess voting and/or investment power as follows.

(2)  Includes 3,390 shares held in an IRA account for the benefit of Mr.
     Bolyard.

(3)  Includes 6,254 shares held in an IRA account for the benefit of Mr.
     Carlson.

(4) Includes 1,027 shares held in the Company 401(k) Plan and warrants to purchase 29,718 shares.

(5) Does not include 536,622 shares held by the ESOP/MPP Plan (not set forth in footnote (1) above) of which Messrs. Fahey, Walden and Straus and Ms. Floray are trustees, and over which they share equal voting power.

(6) Includes 2,476 shares owned by Mr. Walden's spouse, and 2,962 shares held in an IRA account for the benefit of Mr. Walden.

(7) Includes 26,703 shares held in an IRA account for the benefit of Mr. Fahey, 177 shares owned by Mr. Fahey's spouse, 705 shares held in an IRA account for the benefit of Mr. Fahey's spouse, and 592 shares owned by Mr. Fahey's minor child.

(8)  George Brace and Kim Brace are husband and wife.

(9) Includes 15,454 shares held in an IRA account for the benefit of Mr. Brace. Includes one-half of the shares held jointly by George Brace and Kim Brace, but does not include shares held by Kim Brace which are included in the above chart.

(10) Includes 11,306 shares held in an IRA account for the benefit of Kim Brace. Includes one-half of the shares held jointly by George Brace and Kim Brace, but does not include shares held by George Brace which are included in the above chart.

(11) Includes 592 shares held for the benefit of Mr. Straus' son.

(12) Includes 6,204 shares not reflected elsewhere in the above chart.

Compliance With Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission (the "Commission"). The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish the Company with copies of all reports filed with the Commission pursuant to Section 16(a).

     Based solely upon a review of Forms 3, Forms 4 and Forms 5, and amendments thereto, furnished to the Company pursuant to Rule 16(a)(3)(e) during the year ended December 31, 2002, and written representations of certain of its directors and officers that no Forms 5 were required to be filed, the Company believes that all directors, executive officers and beneficial owners of more than 10% of the common stock have filed with the Commission on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer and the five other most highly compensated executive officers who were serving as such as of December 31, 2002 (collectively, the "Named Officers") and each of whose aggregate compensation for fiscal 2002 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

                           Summary Compensation Table

                                                                        Long-Term
                                                                       Compensation
                                                                          Awards
                                                                       ------------
                                           Annual Compensation (1)      Securities
                                          -------------------------     Underlying       All Other
Name and Position                  Year     Salary         Bonus        Options(#)     Compensation
-----------------                  ----   ------------   ----------    ------------    ------------
Patrick M. Fahey, .............    2002    $414,996       $280,000        36,000      $ 62,035(2)
 President and Chief               2001     350,000             --        79,000        23,751
 Executive Officer                 2000     325,000        125,000        30,000       438,669

David H. Straus, ..............    2002     189,996         80,000        10,000        26,315(3)
 Executive Vice                    2001     160,000             --        39,500        16,997
 President                         2000     155,833         65,000            --        18,710

Kim S. Brace, .................    2002     189,996         80,000        10,000        27,336(4)
 Executive Vice                    2001     160,000             --        44,500        26,885
 President                         2000     151,370         65,000            --        16,385

Charles A. Foisie,(5) .........    2002     180,000         80,000        10,000        23,933(7)
 Executive Vice                    2001     160,000(6)          --        39,500        17,810
 President                         2000     148,335         30,998            --        21,691

Bette J. Floray,(8) ...........    2002     189,996         60,000        10,000        20,132(9)
 Executive Vice                    2001     160,000             --        39,500        19,400
 President and Chief               2000      80,000             --         5,000         6,500
 Financial Officer

George P. Brace, ..............    2002     180,000         30,000        10,000        23,518(10)
 Executive Vice                    2001     146,948         25,000        27,000        24,243
 President                         2000     130,000         55,000         1,000        24,506

------------

(1) Does not include amounts attributable to miscellaneous benefits received by executive officers. In the opinion of management, the Company's costs of providing such benefits to any individual executive officer during the year ended December 31, 2002, did not exceed the lesser of $50,000 or 10% of the total annual compensation reported for the individual.

(2) Includes contributions by the Company to the "make-whole" benefit plan of $41,495, the ESOP/MPP Plan of $10,000 and to the 401(k) plan of $6,000 and an automobile allowance of $4,540. Does not include $305,928 related to a nonqualified benefit plan that was established by Original Pacific Northwest Bank, and distributed to Mr. Fahey in April 2001.

(3) Includes contributions by the Company to the "make-whole" benefit plan of $5,986, the ESOP/MPP Plan of $10,000 and to the 401(k) plan of $6,000 and an automobile allowance of $4,329.

(4) Includes contributions by the Company to the "make-whole" benefit plan of $9,968, the ESOP/MPP Plan of $10,000 and to the 401(k) plan of $6,000 and an automobile allowance of $1,368.

(5)  Mr. Foisie left the Company on February 28, 2003.

(6) Of the $160,000 salary, $14,400 was deferred as allowed by the 2000 Deferred Compensation Plan.

(7) Includes contributions by the Company to the "make-whole" benefit plan of $4,821, the ESOP/MPP Plan of $10,000 and to the 401(k) plan of $4,650 and an automobile allowance of $3,712 and mileage reimbursement of $758.

(8) Ms. Floray served as a consultant to subsidiaries of the Company in 1999 and 2000. In 2000 she received consulting fees of $81,598 from subsidiaries of the Company. She became an employee of the Bank on July 1, 2000.

(9) Includes contributions by the Company to the ESOP/MPP Plan of $10,000 and to the 401(k) plan of $2,513 and an automobile allowance of $1,744 and mileage reimbursement of $1,895.

(10) Includes contributions by the Company to the "make-whole" benefit plan of $5,037, the ESOP/MPP Plan of $10,000 and to the 401(k) plan of $5,950 and an automobile allowance of $2,531.

     Employment Agreements. In conjunction with the acquisition of Original Pacific Northwest Bank by the Company in 1998, Original Pacific Northwest Bank entered into employment agreements with Kim Brace and George Brace to encourage them to continue their employment with the Bank through June 15, 2001. Under the terms of the agreements, each had the option to terminate their employment at any time between June 2000 and December 2000, and receive a single cash payment in an amount equal to their W-2 income before salary deferrals over the twelve months preceding the date of termination (the "Severance Benefit"). In 2000, the Bank extended George Brace's employment through June 15, 2002, by amending his agreement to provide that if, during the extension period, he voluntarily terminates his employment, or if his employment is terminated due to death or disability, he or his estate is entitled to receive the Severance Benefit. On April 24, 2002, the Bank entered into a new Employment Agreement with Mr. Brace on essentially the same terms as the prior Employment Agreement, but extending the term through June 15, 2004. In 2001, the Bank entered into a new employment agreement with Kim Brace extending her employment term through June 15, 2003, and providing that if, during the term of her agreement, she voluntarily terminates her employment, or if her employment is terminated due to death or disability, she or her estate is entitled to receive the Severance Benefit. The Braces do not participate in the severance pay and change in control agreements entered into with the other executive vice presidents, David
H. Straus and Bette J. Floray.

     The Company has entered into an employment agreement with its former President and Chief Executive Officer, Stephen M. Walden, that provides for severance benefits in the event of termination. Mr. Walden is now employed as Chairman of the Board of the Company, a non-executive position. The agreement is for a three-year term expiring on April 17, 2003. Mr. Walden is not entitled to receive any additional compensation for serving as a member of the Board pursuant to the Director Plan or otherwise. Under the terms of Mr. Walden's employment agreement, in the event of his termination by the Company for cause, Mr. Walden will be paid the entire severance benefit he was entitled to receive under the Bank's severance pay plan ($486,500). If Mr. Walden resigns, or his employment terminates by reason of his death or disability or a change in control of the Company, his severance benefit would be increased by a factor of ..75% a month (compounded annually) for each month he served as Chairman of the Company prior to the date of termination. The amount of Mr. Walden's severance benefit under the agreement is generally subject to reduction for any gains realized by Mr. Walden on his outstanding stock options from the Company. The severance benefit is due and payable following the exercise or expiration of Mr. Walden's options or the termination of his employment agreement, whichever is later, except in the event of a change in control within one year, when payment would be due upon termination of the agreement.

     In conjunction with the acquisition of Bank of the Northwest Daniel J. Durkin, the former Chairman and Chief Executive Officer of Bank of the Northwest, entered into an employment agreement with the Company. Mr. Durkin's employment contract is for a term of three years ending November 13, 2005, and provides for Mr. Durkin to serve as Vice Chairman of the Board of Directors of the Company and Pacific Northwest Bank, a non-executive officer position, and as Chairman of the Oregon Advisory Board of Pacific Northwest Bank. Mr. Durkin receives a base salary of $221,208 per year and employee benefits from Pacific Northwest

Bank, but receives no additional compensation for serving as a member of the Company's board, or as a member of the Oregon Advisory Board. The agreement provides for payment to Mr. Durkin of an amount equal to $5,934 times the number of months remaining in the term of his agreement, if the Company terminates his employment for cause or Mr. Durkin terminates his employment without good reason, or if Mr. Durkin's employment terminates as a result of his disability or death. If prior to the expiration of the term of the agreement, the Company terminates Mr. Durkin's employment without cause or Mr. Durkin terminates his employment for good reason, he will receive an amount equal to the compensation he would have received for the balance of the term of the agreement if his employment had not terminated, and the Company will continue his coverage under all employee welfare and health benefit plans (or provide him with equivalent benefits) through the expiration of the term of the agreement. Upon a change in control of the Company, Mr. Durkin has the option to terminate the employment agreement and receive a lump-sum payment in an amount equal to the compensation he would have received for the balance of the term of the agreement, and the Company will continue his coverage under all employee welfare and health benefit plans (or provide him with equivalent benefits) through the expiration of the term. While employed by the Company and for 12 months after his employment terminates, Mr. Durkin is prohibited from competing with the Company and its subsidiaries.

     Severance Pay and Change in Control Agreements. In fiscal 2000, the Company entered into a severance/change in control agreement with Mr. Fahey. The agreement provides for payment to Mr. Fahey of an amount equal to his W-2 income before salary deferrals for the twelve-month period preceding termination of his employment if the Company terminates his employment without cause or he terminates his employment for good reason. If Mr. Fahey leaves his employment with the Company, whether voluntarily or involuntarily (other than discharge for cause), within twelve months after a change of control occurs (or before a change of control occurs if, prior to the termination of his employment, the Board has authorized proceeding with negotiations which result in a change of control), he will receive an amount equal to two times his W-2 income before salary deferrals for the twelve-month period preceding termination of his employment. This agreement terminates upon the voluntary resignation, retirement, disability or death of Mr. Fahey, except that if he should become disabled or die after the Board of Directors has authorized negotiations which result in a change in control of the Company or within twelve months after a change in control has occurred, if Mr. Fahey is then employed by the Company, the change in control payment would be due to Mr. Fahey or his estate. In 2002, Mr. Fahey's agreement was amended to provide, following the termination of Mr. Fahey's employment for any reason other than a discharge for cause, for the continuation, at the Company's expense, of his and his wife's health care coverage for their lifetimes, on terms comparable to the Company's health plan in effect on the date of his termination.

     The Bank entered into severance pay agreements and change in control agreements in 2000 with David H. Straus, and Bette J. Floray. Under the severance pay agreements, if employment is terminated by the Bank for any reason other than gross misconduct, or by reason of death or disability, the employee will receive a severance payment equal to six months' total compensation (salary plus bonus) plus an additional month's severance payment for each additional twelve months of employment after four years, up to a maximum of twelve months' severance pay. Further, in the event of a change in control of the Company or the Bank, the employee would receive twelve months' severance pay unless he or she is offered substantially equivalent employment by a successor entity (including comparable salary and benefits, responsibilities and geographical area) and is not terminated by such successor entity within one year following the change in control. This agreement generally defines a change in control as the acquisition of all or a substantial part of the Company or the Bank, the merger of the Company or the Bank into another company that is the surviving company, the sale of substantially all of the assets of the Company or the Bank to another company, or a hostile acquisition of substantially all of the stock of the Company or the Bank.

     Under the change in control agreements, upon a change in control the employee would be entitled to a position with the same or similar responsibility or authority, in the same geographical area and with total annual compensation (salary plus bonus) and other benefits equal to or in excess of the total annual compensation and benefits available to him or her during the prior twelve months. This agreement generally defines a change in control to include a merger involving the Company, an acquisition of the Company by another institution or entity, a sale of substantially all of the assets of the Company, a change in beneficial ownership of 25% of the Company stock or a change in the majority of the Board of Directors. The term of the employment agreement with the successor entity would be four years; provided, however, that the employer may terminate the agreement earlier, but would be obligated to pay the employee an amount equal to two years' total compensation. The change in control agreement excepts termination by the successor entity for the employee's gross or criminal misconduct, in which case no compensation would be due under that agreement. Further, the employee may terminate the change in control agreement during the 25th month of the term through the 30th month of the term, and receive a single cash payment in an amount equal to his or her total annual salary for the prior calendar year plus any year-end bonus.

     Further, all options granted to executive officers and other persons pursuant to the Company's Incentive Stock Option Plan provides that in the event of a change in control or imminent change in control of the Company, all outstanding options become immediately exercisable and the optionee may, at the discretion of the Committee, be entitled to receive cash in an amount equal to the fair market value of the common stock subject to any incentive stock option over the option price of such shares in exchange for the surrender of such options.

     Certain Transactions With Management. As part of the executive management group change in control plan, the Bank entered into individual change in control agreements with each of its executive officers (and certain other executives), in addition to the executive officers named in the Summary Compensation Table, containing substantially the same terms as the change in control agreements described under the heading "Severance Pay and Change in Control Agreements."

     Option Grants in Last Fiscal Year. The following table sets forth information concerning the grant of stock options to the Chief Executive Officer and the other Named Officers during the fiscal year ended December 31, 2002.

                                 Option Grants

                                              Individual Grants
                              ------------------------------------------------   Potential Realizable Value at
                               Number of    % of Total                             Assumed Annual Rates of
                                 Shares       Options                            Stock Price Appreciation for
                               Underlying   Granted to   Exercise                       Option Term(2)
                                Options      Employees    Price     Expiration   -----------------------------
Name                          Granted (1)    in Period   ($/Share)      Date       5% ($)           10% ($)
----                          -----------   ----------   ---------  ----------   -----------     -------------
Patrick M. Fahey ...........    36,000        10.23%      $25.90    12/18/2012   $585,794.95     $1,485,071.72
David H. Straus ............    10,000         2.84%      $25.90    12/18/2012    162,720.82        412,519.92
Kim S. Brace(3) ............    10,000         2.84%      $25.90    12/18/2012    162,720.82        412,519.92
George P. Brace(3) .........    10,000         2.84%      $25.90    12/18/2012    162,720.82        412,519.92
Charles A. Foisie ..........    10,000         2.84%      $25.90    12/18/2012    162,720.82        412,519.92
Bette J. Floray ............    10,000         2.84%      $25.90    12/18/2012    162,720.82        412,519.92

------------

(1) Each option granted vests at the rate of 33.3% per annum, with the exception of Mr. Fahey's options which vest one year from the date of grant. Options will become immediately exercisable in the event of a change in control of the Company. Each option was granted under the Company's Option Plan and has an exercise price equal to the fair market value of the common stock on the date of grant.

(2) The hypothetical dollar gains under these columns result from calculations required by the Securities and Exchange Commission rules. The gains are based on assumed compound rates of stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, that the executive officers may realize will depend on the spread between the market price and the exercise price on the date the option is exercised. Actual gains, if any, on stock options exercised and common stock holdings are dependent upon future performance of the Company and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Does not include options held by spouse whose options are separately reflected in the table.

     Option Exercise/Value Table. The following information is presented for the Chief Executive Officer and the other Named Officers with respect to options exercised during the fiscal year ended December 31, 2002 and remaining unexercised at the end of fiscal 2002.

                Aggregated Option Exercises in Last Fiscal Year
                          and Year-End Option Values

                                                               Number of Securities           Value of Unexercised
                                                              Underlying Unexercised         In-the-Money Options at
                                Shares                         Options at Year-end            Fiscal Year-End($)(1)
                              Acquired on       Value      ---------------------------     ----------------------------
Name                          Exercise (#)   Realized ($)   Exercisable   Unexercisable     Exercisable    Unexercisable
----                          ------------   ------------   -----------   -------------     -----------    -------------
Patrick M. Fahey ...........      -0-               $--       114,750        36,750         $786,930.00      $5,625.00
David H. Straus ............      -0-                --        17,305        36,695          112,030.10     178,359.90
Kim S. Brace(2) ............      -0-                --        21,968        39,995          176,393.71     203,208.90
George P. Brace(2) .........      -0-                --        15,456        28,757          124,254.96     107,160.15
Charles A. Foisie ..........      -0-                --        24,430        37,070          132,707.60     181,172.40
Bette J. Floray ............    1,250          3,912.50        14,680        38,570          103,217.60     201,172,40

------------

(1) On December 31, 2002, the closing price of the common stock was $25.00 per share. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

(2) Does not include options held by spouse whose options are separately reflected in the table.

Incentive Stock Option Plan

     The Amended and Restated 1993 Incentive Stock Option Plan (the "1993 Option Plan"), provides for the grant of incentive stock options and nonstatutory stock options to all officers and employees of the Company and its subsidiaries, as well as other persons who render services to the Company. The 1993 Option Plan expired on December 31, 2002.

     The 1993 Option Plan is administered by a committee of non-employee directors and currently provides for the grant of up to 2,166,000 (as adjusted for a 3:2 split) shares of the Company's common stock in the form of options.

                     EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information regarding outstanding options and shares reserved for future issuance under the equity compensation plans as of December 31, 2002.

                                             Number of Shares
                                             to be Issued Upon      Weighted Average     Number of shares
                                                Exercise of        Exercise Price of        Remaining
                                                Outstanding           Outstanding         Available for
Plan Category                                     Options               Options          Future Issuance
-------------                                -----------------     -----------------     ----------------
Equity compensation plans approved by
 shareholders (a) .......................      1,435,794                $20.54              22,140(b)
Equity Compensation plans not approved by
 shareholders (c) .......................        603,696(d)               9.41                   0(e)
  Total .................................      2,039,490                $17.70              22,140

------------

(a) Consists of two Company Plans: 1993 Option Plan and the 1996 Outside Directors Stock Options-For-Fees Plan (the "1996 Director Plan").

(b) All shares remaining available for further issuance are related to the 1996 Director Plan. If adoption of the proposed 2003 Long Term Stock Incentive Plan is approved, no additional options will be granted under the 1996 Director Plan.

(c) Consists of six Plans: Bank of the Northwest Restated 1996 Stock Incentive Plan; Bank of the Northwest 1996 Executive Warrant Plan; Central Bancorporation 1992 Employee Stock Option Plan; First National Bank of Port Orchard 1990 Employee and Director Stock Option Plan; [Original] Pacific Northwest Bank 1988 Stock Option Plan; and Pioneer Bancorp, Inc. Amended and Restated Incentive Stock Option Plan.

(d)  Includes 90,950 warrants exercisable at $7.33 share.

(e) All of these Plans were Plans registered following an acquisition. No additional shares will be issued under any such Plans.

                     REPORT OF THE COMPENSATION COMMITTEE(1)

     The Compensation Committee is responsible for evaluating the performance of the Chief Executive Officer of the Company and approving an appropriate compensation level. The Committee also administers the Director Plan. The Committee is responsible for establishing and implementing all compensation policies of the Company and its subsidiaries, as well as setting the compensation for the executive officers of the Company's subsidiaries. The Chief Executive Officer evaluates the performance of the executive vice presidents and recommends to the Committee individual compensation levels for approval by the Committee.

     The Committee believes that a compensation plan for executive officers should take into account management skills, long-term performance results and shareholder returns. The principles underlying compensation policies are: (i) to attract and retain key executives who are highly qualified and are vital to the long-term success of the Company and its subsidiaries; (ii) to provide levels of compensation competitive with those offered by other comparably sized financial institutions in the Western United States; (iii) to motivate executives to enhance long-term shareholder value by helping them build their own ownership in the Company; and (iv) to integrate the compensation program with the Company's long-term strategic planning and measurement processes.

------------

(1) This section is not "soliciting materials," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     The current compensation plan involves a combination of salary, bonuses to reward short-term performance, deferred compensation, and grants of stock options to encourage long-term performance. The salary levels of executive officers are designed to be competitive within the banking and financial services industries. The Committee annually reviews a peer group of comparable institutions, and in fiscal year 2002 again retained a nationally recognized compensation consulting firm to assist the Committee in establishing competitive salary levels. Individual annual performance is reviewed to determine appropriate salary adjustments.

     A performance bonus plan is in effect for the officers of the Company and its subsidiaries, which is designed to compensate for achievement of financial performance objectives. The plan provides for bonuses of up to 100% of salary for the chief executive officer, and up to 60% of salary for executive vice presidents. Approximately 75% of the performance bonus is based on quantifiable data such as return on average equity and net income per share. The remainder is based on achievement of stated annual performance objectives and sustained individual performance and contribution to the Company's results.

     In 2002, the Committee awarded stock options to employees of the Company and its subsidiaries in accordance with the provisions of the Amended and Restated 1993 Incentive Stock Option Plan approved by the Board of Directors and the shareholders. The 1993 Incentive Stock Option Plan expired on December 31, 2002. Stock options are the Company's primary long-range compensation program designed to reward performance that benefits shareholders. Awards of stock options are intended to provide employees with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in its success through the opportunity to increase the value of their stock ownership in the Company. Options issued to employees are at a price equal to the average of the closing bid and ask prices of the common stock on the date of the grant in order to ensure that any value derived from the grant is realized by shareholders generally. The number of options granted to an employee is based on the employee's performance and relative responsibilities within the Company. Options may have a deferred vesting schedule and are not exercisable prior to vesting.

     During the fiscal year ended December 31, 2002, the Committee granted stock options totaling 337,450 shares to employees of the Company and its subsidiaries.

                                        Michael T. Crawford, Chairman
                                        Jean Gorton
                                        C. Stephen Lewis
                                        Betty Woods

                        REPORT OF THE AUDIT COMMITTEE (1)

     The Audit Committee assists the Board of Directors in its general oversight of the Company's financial reporting, internal controls and audit functions. The Committee acts pursuant to the Audit Committee Charter. Each of the members of the Committee qualifies as an "independent" director under the current listing standards of the National Association of Securities Dealers
(NASD).

     The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements for the fiscal year ended December 31, 2002, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of the Company's financial statements; accounting and financial reporting principles; internal controls; and disclosure controls and procedures. The independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

     The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." In addition, the independent auditors have provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, "Independence Discussions with Audit Committees," and the Audit Committee has discussed with the independent auditors their independence and has considered whether the provision of nonaudit services is compatible with maintaining their independence.

     In reliance on the review and discussions above, the Committee recommended to the Company's Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     This report is submitted by the Audit Committee.

                                        Larry Carlson, Chairman
                                        Michael T. Crawford
                                        Jean Gorton
                                        Robert D. Kraus(2)
                                        Clark H. Mock
                                        Russel E. Olson

------------

(1) This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Mr. Kraus became a member of the Board of Directors on November 13, 2002, and was appointed to the Audit Committee on December 17, 2002.

                    SHAREHOLDER RETURN PERFORMANCE GRAPH (1)

     The following graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Nasdaq (U.S. Companies) Index and the peer group SNL $1-$5 Billion Asset Bank Index. Total return assumes the reinvestment of all dividends.

[THE FOLLOWING MATERIAL WAS REPRESENTED AS A LINE CHART IN PRINTED VERSION]


               Comparison of Five Year Cumulative Total Return*

                            Total Return Performance

Pacific Northwest Bancorp    NASDAQ - Total Us**    SNL $1B-$5B Bank Index


                                                            Period Ending
                                  ----------------------------------------------------------------------
Index                             12/31/97    12/31/98     12/31/99    12/31/00    12/31/01     12/31/02
-----                             --------    --------     --------    --------    --------     --------
Pacific Northwest Bancorp           100.00       89.78        80.21       59.87       91.36       113.93
NASDAQ - Total US**                 100.00      140.99       261.48      157.42      124.89        86.33
SNL $1B-$5B Bank Index              100.00       99.77        91.69      104.05      126.42       145.94


------------

* Assumes that the value of the investment in the Company's common stock and each index was $100 on December 31, 1997, and that all dividends were reinvested.

** Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002. Used with permission. All rights reserved. SNL Securities is the source of the graph and accompanying table.


(1) This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Certain transactions involving loans, deposits, credit cards and sales of commercial paper, certificates of deposit and other money market instruments and certain other banking transactions occurred during 2002 between the Bank and certain directors or executive officers of the Company and its subsidiaries, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the directors, the executive officers or their family members. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Mr. Fahey is a member of the board of directors of Premera Blue Cross, an insurance health care provider. Subsequent to Mr. Fahey's election to the Premera board, the Company called for and reviewed bids from various insurance carriers with respect to health care insurance for the Company and its subsidiaries. After reviewing the bids, management accepted Premera's bid and Premera continues to provide health insurance for the Company. All negotiations with Premera are conducted through a third party retained by the Company.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP, currently serves as the Company's independent auditors. As has historically been the practice of the Company, the formal selection of independent auditors for the fiscal year ending December 31, 2003, will not be made by the Board of Directors until after the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Fees Billed To The Company By Ernst & Young LLP During Fiscal 2002 and 2001

     Audit Fees. The fees of Ernst & Young LLP billed to the Company in fiscal 2002 and 2001 for the annual audit were $396,389 and $394,300, respectively. This includes billings for audit fees on registration statements.

     Audit-Related Fees. The fees of Ernst & Young LLP billed to the Company for audit-related services during fiscal 2002 and 2001 were $99,090 and $23,000. This includes audit related services for benefit plans and related to the acquisition of Bank of the Northwest.

     Tax Fees. Aggregate fees billed by Ernst & Young LLP to the Company, during the fiscal years ended December 31, 2002 and 2001, for Tax services were $0 and $67,032, respectively.

     All Other Fees. Ernst & Young LLP billed to the Company for fiscal 2002 and 2001 for all services, other than the services covered under the headings "Audit Fees," "Audit-Related Fees" and "Tax Fees," were $0 in 2002 and $16,400 for information risk related services in 2001.

                                OTHER INFORMATION

Expenses of Solicitation

     The Company will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of the Company, without extra compensation, may solicit proxies personally or by mail, telephone, facsimile or electronic mail.

Shareholder Proposals

     Under the Company's Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) not less than 120 and not more than 150 days prior to the first anniversary of the date of the Company's Proxy Statement released to shareholders in connection with the previous year's annual meeting. These requirements are separate from and in addition to the Securities and Exchange Commission's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's Proxy Statement.

     Shareholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Shareholders in 2004 may do so by complying with the requirements of the Rules and Regulations promulgated by the Securities and Exchange Commission applicable to such shareholder proposals. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary no later than November 22, 2003.

Other

     The Company's 2002 Annual Report with 2002 Financial Information is being sent to shareholders of record as of February 28, 2003, together with this Proxy Statement.

     The Company will furnish to shareholders without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, upon receipt of written request addressed to Pacific Northwest Bancorp, 1111 Third Avenue, Suite 250, Seattle, WA 98101.

     The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

                                        By Order of the Board of Directors,

                                        /s/ Cynthia Mason

                                        Cynthia Mason
                                        Secretary

                            PACIFIC NORTHWEST BANCORP
                       2003 LONG-TERM STOCK INCENTIVE PLAN

     The Pacific Northwest Bancorp Long-Term Stock Incentive Plan (the "Plan") has been established by Pacific Northwest Bancorp (the "Company", which term shall include any subsidiaries of Pacific Northwest Bancorp) to secure for the Company and its shareholders the benefits of the incentive inherent in stock ownership in the Company by employees, directors and consultants or other persons who perform services for the Company and who are responsible for its future growth and continued success. The Plan promotes the success and enhances the value of the Company by linking the personal interests of Participants (as defined below) to those of the Company's shareholders and by providing Participants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends.

1. Incentives

     Incentives under the Plan may be granted in any one or a combination of
(a) Incentive Stock Options; (b) Nonqualified Stock Options; (c) Stock Appreciation Rights; (d) Restricted Stock Grants and (e) Performance Shares (collectively "Incentives"). All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Compensation Committee of the Board of Directors of the Company (the "Committee").

2. Participants

     All employees, directors and consultants, or other persons who perform services for the Company, who have been determined by the Committee to contribute significantly to the profits or growth of the Company shall be eligible to participate in the Plan if designated by the Committee (the "Participants").

3. Administration

     The Plan shall be administered by the Committee. The Committee shall be responsible for the administration of the Plan including, without limitation, determining which Participants receive Incentives, what kind of Incentives are made under the Plan and for what number of shares, and the other terms and conditions of such Incentives. Determinations by the Committee under the Plan, including, without limitation, determinations of the Participants, the form, amount and timing of Incentives, the terms and provisions of Incentives and the agreements evidencing Incentives, need not be uniform and may be made selectively among Participants who receive, or are eligible to receive, Incentives hereunder, whether or not such Participants are similarly situated.

     The Committee shall have the responsibility of construing and interpreting the Plan and of establishing and amending such rules and regulations as it may deem necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon the Company, all Participants and any person claiming under or through any Participant.

     The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other senior member(s) of management as the Committee deems appropriate; provided, however, that the Committee may not delegate its authority with regard to any matter or action affecting an officer subject to Section 16 of the Securities Exchange Act of 1934.

     Each person who is or shall have been a member of the Committee, or the Board of Directors, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4. Shares Available for Incentives

     (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(c) hereof, there is hereby reserved for issuance under the Plan 1.4 million shares of Common Stock. The shares available for granting awards shall be increased by the number of shares as to which options or other benefits granted under the Plan have lapsed, expired, terminated or been canceled. Shares under this Plan shall be delivered by the Company from its authorized but unissued shares of Common Stock.

     (b) Limit on an Individual's Incentives. In any given year, no Participant may receive Incentives under the Plan covering more than 60,000 shares of the Company's Common Stock (such number of shares shall be adjusted in accordance with Section 4(c)).

     (c) Adjustment of Shares. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or other similar change in the capital structure of the Company, then (i) the number of shares authorized for issuance under the Plan, and (ii) the number of shares subject to outstanding Incentives and, in the case of Stock Options, the option price, and in the case of stock appreciation rights, the fair market value, will be proportionately adjusted, provided that fractions of a share will be rounded down to the nearest whole share.

5. Stock Options

     The Committee may grant options qualifying as Incentive Stock Options under the Internal Revenue Code of 1986, as amended, or any successor code thereto (the "Code") and Nonqualified Options (collectively "Stock Options"). Such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

     (a) Option Price. The option price per share with respect to each Stock Option shall be determined by the Committee, but shall not be less than 100% of the fair market value of the Common Stock on the date the Stock Option is granted, as determined by the Committee.

     (b) Period of Option. The period of each Stock Option shall be fixed by the Committee but shall not exceed ten (10) years.

     (c) Payment. No shares shall be issued until full payment of the option price has been made. The option prices may be paid in cash or, if the Committee determines, in shares of Common Stock or a combination of cash and shares. If the Committee approves the use of shares of Common Stock as a payment method, the Committee shall establish such conditions as it deems appropriate for the use of Common Stock to exercise a stock option. The Committee may establish rules and procedures to permit an optionholder to defer recognition of gain upon the exercise of a stock option.

     (d) Exercise of Option. The Committee shall determine how and when shares covered by a Stock Option may be purchased. The Committee may establish waiting periods, the dates on which options become exercisable or "vested" and exercise periods, provided that in no event (including those specified in paragraphs
(e), (f) and (g) of this section) shall any Stock Option be exercisable after its specified expiration period.

     (e) Termination of Employment. Upon the termination of a Stock Option grantee's employment (for any reason other than retirement, death or termination for deliberate, willful or gross misconduct), Stock Option privileges shall be limited to the shares which were immediately exercisable at the date of such termination. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the termination of a Stock Option grantee's employment may become exercisable in accordance with a schedule as may be determined by the Committee. Such Stock Option privileges shall expire unless exercised or surrendered under a Stock Appreciation Right within such period of time after the date of termination of employment as may be established by the Committee, but in no event later than the expiration date of the Stock Option.

     (f) Retirement. Upon retirement of a Stock Option grantee, Stock Option privileges shall apply to those shares immediately exercisable at the date of retirement. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the retirement of a Stock Option grantee may become exercisable in accordance with a schedule as may be determined by the Committee. Stock Option privileges shall expire unless exercised within such period of time as may be established by the Committee, but in no event later than the expiration date of the Stock Option.

     (g) Death. Upon the death of a Stock Option grantee, Stock Option privileges shall apply to those shares which were immediately exercisable at the time of death. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the death of a Stock Option grantee may become exercisable in accordance with a schedule as may be determined by the Committee. Such privileges shall expire unless exercised by legal representative(s) within a period of time as determined by the Committee, but in no event later than the expiration date of the Stock Option.

     (h) Termination due to Misconduct. If a Stock Option grantee's employment is terminated for deliberate, willful or gross misconduct, as determined by the Company, all rights under the Stock Option shall expire upon receipt of the notice of such termination.

     (i) Limits on Incentive Stock Options. Except as may otherwise be permitted by the Code, the Committee shall not grant to a Participant Incentive Stock Options that, in the aggregate, are first exercisable during any one calendar year to the extent that the aggregate fair market value of the Common Stock, at the time the Incentive Stock Options are granted, exceeds $100,000, or such other amount as the Internal Revenue Service may decide from time to time.

6. Stock Appreciation Rights

     The Committee may, in its discretion, grant a right to receive the appreciation in the fair market value of shares of Common Stock ("Stock Appreciation Right") either singly or in combination with an underlying Stock Option granted hereunder or under the prior Plans. Such Stock Appreciation Rights shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

     (a) Time and Period of Grant. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, it may be granted at the time of the Stock Option grant or at any time thereafter but prior to the expiration of the Stock Option grant. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, at the time the Stock Appreciation Right is granted the Committee may limit the exercise period for such Stock Appreciation Right, before and after which period no Stock Appreciation Right shall attach to the underlying Stock Option. In no event shall the exercise period for a Stock Appreciation Right granted with respect to an underlying Stock Option exceed the exercise period for such Stock Option. If a Stock Appreciation Right is granted without an underlying Stock Option, the period for exercise of the Stock Appreciation Right shall be set by the Committee.

     (b) Value of Stock Appreciation Right. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, the grantee will be entitled to surrender the Stock Option which is then exercisable and receive in exchange therefor an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender is received by the Company over the Stock Option price multiplied by the number of shares covered by the Stock Option which is surrendered. If a Stock Appreciation Right is granted without an underlying Stock Option, the grantee will receive upon exercise of the Stock Appreciation Right an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender such Stock Appreciation Right is received by the Company over the fair market value of the Common Stock on the date of grant multiplied by the number of shares covered by the grant of the Stock Appreciation Right.

     (c) Payment of Stock Appreciation Right. Payment of a Stock Appreciation Right shall be in the form of shares of Common Stock, cash or any combination of shares and cash. The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the Stock Appreciation Right or at the time of exercise of the Stock Appreciation Right.

7. Performance Share Awards

     The Committee may grant awards under which payment may be made in shares of Common Stock, cash or any combination of shares and cash if the performance of the Company or the Participants selected by the Committee during the Award Period (as defined below) meets certain goals established by the Committee ("Performance Share Awards"). Such Performance Share Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

     (a) Award Period and Performance Goals. The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made ("Award Period"). The Committee shall also establish performance objectives and/or individual goals ("Performance Goals") to be met during the Award Period as a condition to payment of the Performance Share Award. The Performance Goals may include earnings per share, return on stockholders' equity, return on assets, net income or any other financial or other measurement established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

     (b) Payment of Performance Share Awards. The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the Performance Goals are met, including the fixing of a maximum payment. The Performance Share Award shall be expressed in terms of shares of Common Stock and referred to as "Performance Shares." After the completion of an Award Period, the performance of the Company and/or the Participants shall be measured against the Performance Goals, and the Committee shall determine whether all, none or any portion of a Performance Share Award shall be paid. The Committee, in its discretion, may elect to make payment in shares of Common Stock, cash or a combination of shares and cash. Any cash payment shall be based on the fair market value of Performance Shares on, or as soon as practicable prior to, the date of payment.

     (c) Revision of Performance Goals. At any time prior to the end of an Award Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company and/or the Participants which, in the judgment of the Committee, make the application of the Performance Goals unfair unless a revision is made.

     (d) Requirement of Employment. A grantee of a Performance Share Award must remain in the employ of the Company, or continue to provide services to the Company until the completion of the Award Period in order to be entitled to payment under the Performance Share Award; provided that the Committee may, in its discretion, provide for a full or partial payment where such an exception is deemed equitable.

     (e) Dividends. The Committee may, in its discretion, at the time of the granting of a Performance Share Award, provide that any dividends declared on the Common Stock during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a grantee, be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and used to increase the number of Performance Shares of the grantee.

     (f) Limit on Performance Share Awards. Incentives granted as Performance Share Awards under this section and Restricted Stock Grants under Section 8 shall not exceed, in the aggregate, 15% of the shares of Common Stock reserved for issuance under the Plan (such number of shares shall be adjusted in accordance with Section 4(c)).

8. Restricted Stock Grants

     The Committee may award shares of Common Stock to a grantee, which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe ("Restricted Stock Grant"):

     (a) Requirement of Employment. A grantee of a Restricted Stock Grant must remain in the employ of the Company during a period designated by the Committee ("Restriction Period") in order to retain the shares under the Restricted Stock Grant. If the grantee leaves the employ of the Company prior to the end of the Restriction Period, the Restricted Stock Grant shall terminate and the shares of Common Stock shall be returned immediately to the Company provided that the Committee may, at the time of the grant, provide for the employment restriction to lapse with respect to a portion or portions of the Restricted Stock Grant at different times during the Restriction Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment restriction as it deems equitable.

     (b) Restrictions on Transfer and Legend on Stock Certificates. During the Restriction Period, the grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock. Each certificate for shares of Common Stock issued hereunder shall contain a legend giving appropriate notice of the restrictions in the grant.

     (c) Escrow Agreement. The Committee may require the grantee to enter into an escrow agreement providing that the certificates representing the Restricted Stock Grant will remain in the physical custody of an escrow holder until any restrictions are removed or expire.

     (d) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the Restriction Period if the conditions as to employment set forth above have been met. The grantee shall then be entitled to have the legend removed from the certificates.

     (e) Dividends. The Committee may, in its discretion, at the time of the Restricted Stock Grant, provide that any dividends declared on the Common Stock during the Restriction Period shall either be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and paid to the grantee only after the expiration of the Restriction Period.

     (f) Limit on Restricted Stock Grant. Incentives granted as Restricted Stock Grants under this section and Performance Share Awards under Section 7 shall not exceed, in the aggregate, 15% of the shares of Common Stock reserved for issuance under the Plan (such number of shares shall be adjusted in accordance with Section 4(c)).

9. Transferability

     Each Incentive Stock Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution; each other Incentive granted under the Plan will not be transferable or assignable by the recipients and may not be made subject to execution, attachment or similar procedures, other than by will or the laws of descent and distribution or as determined by the Committee in accordance with regulations promulgated under the Securities Exchange Act of 1934, or any other applicable law or regulation.

10. Discontinuance or Amendment of the Plan

     The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Board amend the Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any other requirement of applicable law or regulation. Unless approved by the Company's stockholders, no adjustments or reduction of the exercise price of any outstanding Incentives shall be made by cancellation of outstanding Incentives and the subsequent regranting of Incentives at a lower price to the same individual. No Incentive shall be granted under the Plan after January 27, 2013, but Incentives granted under the Plan may extend beyond that date.

11. No Right of Employment or Participation

     The Plan and the Incentives granted hereunder shall not confer upon any Participant the right to continued employment or otherwise to continue to provide services to the Company, or affect in any way the right of the Company to terminate the employment of a Participant at any time and for any reason. No individual shall have a right to be granted an Incentive, or having been granted an Incentive, to receive any future Incentives.

12. No Limitation on Compensation

     Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation in cash or property in a manner which is not expressly authorized under the Plan.

13. No Impact on Benefits

     Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Incentive shall be treated as compensation for purposes of calculating an employee's right under any such plan, policy or program.

14. No Constraint on Corporate Action

     Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 10, to limit the right or power of the Company or any subsidiary to take any action which such entity deems to be necessary or appropriate.

15. Withholding Taxes

     The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Incentive by withholding from any payment of Common Stock due as a result of such Incentive, or by permitting the Participant to deliver to the Company shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.

16. Governing Law

     The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Washington. Venue for any legal proceeding arising under this Plan shall lie in Seattle, Washington.

17. Effective Date

     The Effective Date of the Plan shall be January 28, 2003, subject to approval of the Plan by the Company's shareholders within the twelve (12) month period immediately thereafter.

[Pacific Northwest Bancorp Logo]

PACIFIC NORTHWEST BANCORP
1111 THIRD AVENUE, SUITE 250
SEATTLE, WA 98101

VOTE BY INTERNET - [www.proxyvote.com]
Use the Internet to transmit your voting instructions anytime before 11:59 p.m. EDT on April 21, 2003. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions before 11:59 p.m. EDT on April 21, 2003. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Pacific Northwest Bancorp, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                             PACIFC           KEEP THIS PORTION FOR YOUR RECORDS
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                                             DETACH AND RETURN THIS PORTION ONLY
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

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PACIFIC NORTHWEST BANCORP

The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

PROPOSAL 1. Election of Directors.

01) Daniel J. Durkin
02) Robert D. Kraus
03) C. Stephen Lewis

For      Withhold     For All
All         All       Except
|_|         |_|         |_|

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

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PROPOSAL 2.

Adoption of the Pacific Northwest Bancorp 2003 Long-Term Stock Incentive Plan.

For       Against     Abstain
|_|         |_|         |_|

If you have Address Changes and/or Comments, please mark
this box and indicate on the reverse side                       |_|

                                                          Yes    No
Please indicate if you plan to attend this meeting.       |_|   |_|

Please sign exactly as your name or names appear on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give full title. If more than one trustee, all should sign. If a corporation, partnership or limited liability company, please sign in full company name by president or other authorized officer.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

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Signature [PLEASE SIGN WITHIN BOX]           Date

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Signature (Joint Owners)                     Date

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

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                            PACIFIC NORTHWEST BANCORP

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 22, 2003

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints PATRICK M. FAHEY and GLEN
P. GARRISON, or either of them, proxies with full power of substitution to vote all shares of common stock of Pacific Northwest Bancorp owned of record by the undersigned on February 28, 2003, at the Annual Meeting of Shareholders of Pacific Northwest Bancorp to be held on April 22, 2003, or any adjournment(s) thereof.

     THIS PROXY AUTHORIZES EACH OF THE PERSONS NAMED ABOVE TO VOTE AT HIS OR HER DISCRETION ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. IF THIS CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, MY
(OUR) SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

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      Address Changes/Comments: __________________________________________

      ____________________________________________________________________

      ____________________________________________________________________

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            (If you noted any Address Changes/Comments above, please
                  mark corresponding box on the reverse side.)

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